Exhibit 99.1

DATAWATCH ANNOUNCES CFO WILL RESIGN EFFECTIVE
JANUARY 31, 2007

Fiscal 2006 earnings release re-scheduled for November 28, 2006

Chelmsford, Mass. — November 7, 2006 — Datawatch Corporation (NASDAQ: DWCH), announced today that John Hulburt had notified the Company that he would resign as Chief Financial Officer and Vice President of Finance effective January 31, 2007.  The resignation is for personal reasons and does not involve any controversy or disagreement with the Company regarding the Company’s financial reporting or accounting policies, practices or principles.

Robert Hagger, President and Chief Executive Officer of Datawatch, said, “We thank John for his two years of dedicated service as Chief Financial Officer.  We will now undertake a search for a new CFO, and John will be available through January 31 to help effect a smooth transition.”

The Company also announced that due to scheduling issues it would postpone its fourth quarter and fiscal year end 2006 earnings conference call by one week, from 2:00 p.m. Eastern Time on November 21, 2006 to 2:00 p.m. Eastern Time on November 28, 2006.  The conference call will be broadcast live on the Internet at: http://www.vcall.com/IC/CEPage.asp?ID=110224.  Listeners are recommended to go to the website at least 15 minutes early to register and download any necessary audio software.  An archived replay of the broadcast will be available for 30 days at the same location.

Datawatch will now issue its fourth quarter and fiscal year 2006 earnings release at approximately 8:00 a.m. Eastern Time on November 28, 2006, the day of the conference call.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation is a leader in the rapidly growing Enterprise Information Management market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework and its Monarch report and data mining technology, Datawatch allows organizations to archive, access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

The corporate address for Datawatch is 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824; telephone (978) 441-2200.  More information on Datawatch and its solutions can be found at www.Datawatch.com.

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FOR MORE INFORMATION:

Datawatch:

Phone (978) 441-2200, ext.;

Fax: (978) 453-4443